Filed Pursuant to Rule 433
Registration No. 333-216229
September 5, 2017
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated September 5, 2017)

Issuer:	Alabama Power Company
Security:	5.00% Class A Preferred Stock, Cumulative, Par Value $1 Per Share (Stated Capital $25 Per Share) (the “new Class A Preferred Stock”)
Listing:	Intend to apply to list on the New York Stock Exchange; if approved for listing, trading expected to begin within 30 days of issuance.
Expected Ratings:*	A3 (Stable)/BBB (Negative)/A- (Stable) (Moody’s/Standard & Poor’s/Fitch)
Size:	10,000,000 shares of the new Class A Preferred Stock
Over-allotment Option:	None
Stated Capital:	$25.00 per share
Public Offering Price:	$25.00 per share
Dividend Rate:	5.00%
Dividend Payment Dates:	Dividends on the new Class A Preferred Stock will be cumulative from the date of issuance and are payable quarterly on January 1, April 1, July 1 and October 1 of each year, beginning October 1, 2017.
Optional Redemption:	Callable in whole or in part, from time to time, on or after October 1, 2022, at $25.00 per share, plus accrued and unpaid dividends to but excluding the redemption date.
Call for Rating Agency Event:	Prior to October 1, 2022, in whole but not in part, at any time at $25.50 per share, plus any accrued and unpaid dividends to but excluding the redemption date.
CUSIP/ISIN:	010392 462/US0103924629
Trade Date:	September 5, 2017
Expected Settlement Date:	September 8, 2017 (T+3)
Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Wells Fargo Securities, LLC
Senior Co-Manager:	Scotia Capital (USA) Inc.
Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BBVA Securities Inc. Drexel Hamilton, LLC Mischler Financial Group, Inc. Regions Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Alabama Power Company collect at 1-205-257-2714, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-800-584-6837 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.